Filed Pursuant to Rule 424(b)(3)
Registration Statement No: 333-258936

PROSPECTUS

Matterport, Inc.

89,156,827 Shares of Class A Common Stock and

1,707,886 Warrants to Purchase Shares of Class A Common Stock

This prospectus relates to the resale of 89,156,827 shares of Class A common stock, par value $0.0001 per share (the “common stock” or “Class A common stock”), issued in connection with the consummation of the Merger (as defined below) by certain of the selling securityholders named in this prospectus. This prospectus also relates to the resale of up to 1,707,886 of our outstanding warrants originally issued in a private placement concurrent with the initial public offering of Matterport, Inc., a Delaware corporation (f/k/a Gores Holdings VI, Inc.) (the “Company”). We collectively refer to the selling securityholders covered by this prospectus as the “Selling Securityholders.”

On July 22, 2021 (the “Closing Date”), the Company consummated the previously announced merger (the “Merger”) pursuant to that certain Agreement and Plan of Merger, dated February 7, 2021 (the “Merger Agreement”), by and among the Company (at such time named Gores Holdings VI, Inc.), Maker Merger Sub, Inc. (“First Merger Sub”), a direct, wholly owned subsidiary of the Company, Maker Merger Sub II, LLC (“Second Merger Sub”), a direct, wholly owned subsidiary of the Company, and the pre-Merger Matterport, Inc. (now named Matterport Operating, LLC) (“Legacy Matterport”). We are registering the resale of shares of common stock and warrants as required by (i) an amended and restated registration rights agreement, dated as of July 22, 2021 (the “Registration Rights Agreement”), entered into by and among the Company, Gores Sponsor VI LLC and certain other parties thereto and (ii) the subscription agreements entered into by and between the Company and accredited investors relating to the purchase of shares of common stock in private placements consummated in connection with the Merger.

On December 15, 2021, we announced the redemption of the Public Warrants. As a result of the ensuing exercises of the Public Warrants and the redemption of the remaining Public Warrants, the Company had no Public Warrants outstanding as of January 14, 2022.

We will receive the proceeds from any exercise of the warrants for cash, but not from the resale of the shares of common stock or warrants registered hereby by the Selling Securityholders.

We will bear all costs, expenses and fees in connection with the registration of the shares of common stock and warrants. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their respective sales of the shares of common stock and warrants.

Our common stock trades on the Nasdaq Stock Exchange (the “Nasdaq”) under the ticker symbol “MTTR”. On December 7, 2022, the closing sale price of our common stock as reported by Nasdaq was $2.75 per share.

Investing in shares of our common stock or warrants involves risks that are described in the “Risk Factors” section beginning on page 8 of this prospectus.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 20, 2022.

You should rely only on the information provided in this prospectus, as well as the information incorporated by reference into this prospectus and any applicable prospectus supplement. Neither we nor the Selling Securityholders have authorized anyone to provide you with different information. Neither we nor the Selling Securityholders are making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any applicable prospectus supplement or any documents incorporated by reference is accurate as of any date other than the date of the applicable document. Since the date of this prospectus and the documents incorporated by reference into this prospectus, our business, financial condition, results of operations and prospects may have changed.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC using the “shelf” registration process. Under the shelf registration process, the Selling Securityholders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such Selling Securityholders of the securities offered by them described in this prospectus. This prospectus also relates to the issuance by us of shares of common stock issuable upon the exercise of stock options and warrants. We will receive proceeds from any exercise of the warrants and stock options for cash.

Neither we nor the Selling Securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in or incorporated by reference into this prospectus, any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Securityholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Securityholders will make an offer to sell these securities in any jurisdiction where such offer or sale are not permitted. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate only as of the date on the front of those documents and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless indicated otherwise, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

The Selling Securityholders and their permitted transferees may use this shelf registration statement to sell securities from time to time through any means described in the section titled “Plan of Distribution”. More specific terms of any securities that the Selling Securityholders and their permitted transferees offer and sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement or post-effective amendment modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus titled “Where You Can Find More Information; Incorporation by Reference.”

Unless otherwise indicated or the context otherwise requires, references in this prospectus to “Matterport,” the “Company,” “we,” “us,” and “our,” and similar terms refer to Matterport, Inc. and its wholly owned subsidiaries following the consummation of the Merger and to Legacy Matterport prior to the consummation of the Merger. References to “GHVI” refer to Gores Holdings VI, Inc. prior to the consummation of the Merger.

This prospectus contains or incorporates by reference summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information; Incorporation by Reference.”

Market, Industry and Other Data

This prospectus includes estimates regarding market and industry data and forecasts, which are based on publicly available information, industry publications and surveys, reports from government agencies, reports by market research firms or other independent sources and our own estimates based on our management’s knowledge of and experience in the market sectors in which we compete.

Certain monetary amounts, percentages and other figures included in this prospectus have been subject to rounding adjustments. Accordingly, figures expressed as percentages in the text may not total 100% or, as applicable, when aggregated may not be the arithmetic aggregation of the percentages that precede them.

Trademarks

This prospectus also contains trademarks, service marks, copyrights and trade names of other companies, which are the property of their respective owners. We do not intend our use or display of other companies’ trademarks, copyrights or trade names to imply a relationship with, or endorsement or sponsorship of us by any other companies. Solely for convenience, our trademarks and trade names referred to in this prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks and trade names.

SELECTED DEFINITIONS

Unless otherwise stated in this prospectus or the context otherwise requires, references to:

•	“Amended and Restated Bylaws” are to our second amended and restated bylaws dated July 22, 2021;

•	“Closing” are to the consummation of the Merger;

•	“DGCL” are to the Delaware General Corporation Law, as amended;

•	“Exchange Act” are to the Securities Exchange Act of 1934, as amended;

•	“First Merger” are to the merger of First Merger Sub with and into Legacy Matterport;

•	“First Merger Sub” are to Maker Merger Sub, Inc.;

•	“Founder Shares” are to shares of GHVI’s Class F common stock, par value $0.0001 per share, and Matterport’s common stock issued upon the automatic conversion thereof at Closing;

•	“GHVI” are to Gores Holdings VI, Inc., a Delaware corporation;

•	“GHVI IPO” are to the initial public offering by GHVI which closed on December 15, 2020;

•	“Legacy Matterport” are to Matterport, Inc., a Delaware corporation, prior to the consummation of the Merger;

•	“Matterport” are to GHVI following the consummation of the Merger and its name change from Gores Holdings VI, Inc. to Matterport, Inc.;

•	“Merger” are to, together, (i) the First Merger and (ii) the Second Merger;

•	“Merger Agreement” are to that certain Agreement and Plan of Merger, dated as of February 7, 2021, by and among GHVI, Legacy Matterport, First Merger Sub and Second Merger Sub;

•	“Private Placement Warrants” are to the warrants issued by GHVI to the Sponsor in a private placement simultaneously with the closing of the GHVI IPO;

•	“Public Warrants” are to the warrants originally sold as part of the units in the GHVI IPO (whether they were purchased in the GHVI IPO or thereafter in the open market);

•	“SEC” are to the United States Securities and Exchange Commission;

•	“Securities Act” are to the Securities Act of 1933, as amended;

•	“Second Amended and Restated Certificate of Incorporation” are to the second amended and restated certificate of incorporation of Matterport, Inc., dated July 22, 2021;

•	“Second Merger Sub” are to Maker Merger Sub II, LLC;

•	“Sponsor” are to Gores Sponsor VI, LLC, a Delaware limited liability company; and

•	“Warrants” are to the Public Warrants and the Private Placement Warrants.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained in this prospectus other materials we have filed or will file with the SEC contain or incorporate by reference statements which, to the extent they are not statements of historical or present fact, constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements other than statements of historical facts, including statements concerning possible or assumed future actions, business strategies, events or results of operations, and any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements.

In some cases, you can identify forward-looking statements by terms such as “may,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions. Forward-looking are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties.

Many factors could cause actual future events to differ materially from the forward-looking statements in this document, including:

•	ability to grow market share in our existing markets or any new markets we may enter;

•	our ability to respond to general economic conditions;

•	our ability to manage our growth effectively;

•	our success in retaining or recruiting our officers, key employees or directors, or changes required in the retention or recruitment of our officers, key employees or directors;

•	the impact of the regulatory environment and complexities with compliance related to such environment;

•	our ability to remediate our material weaknesses;

•

factors relating to our business, operations and financial performance, including: the impact of the ongoing COVID-19 public health emergency or other infectious diseases, health epidemics and pandemics;

•	our ability to maintain an effective system of internal controls over financial reporting;

•	our ability to achieve and maintain profitability in the future;

•	our ability to access sources of capital;

•	our ability to maintain and enhance our products and brand, and to attract customers;

•	our ability to manage, develop and refine our technology platform;

•	the success of our strategic relationships with third parties;

•	our history of losses and whether we will continue to incur continuing losses for the foreseeable future;

•	our ability to protect and enforce our intellectual property rights;

•	our ability to implement business plans, forecasts, and other expectations and identify and realize additional opportunities;

•	our ability to attract and retain new subscribers;

•	the size of the total addressable market for our products and services;

•	the continued adoption of spatial data;

•	any inability to complete acquisitions and integrate acquired businesses;

•	general economic uncertainty and the effect of general economic conditions in our industry;

•	environmental uncertainties and risks related to adverse weather conditions and natural disasters;

•	the volatility of the market price and liquidity of our Class A common stock, and other securities;

•	the increasingly competitive environment in which we operate; and

•

other factors detailed under the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on March 18, 2022, and subsequently filed Quarterly Reports on Form 10-Q.

Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and some of which are beyond our control, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur, and actual results could differ materially from those projected in the forward-looking statements. Moreover, we operate in an evolving environment. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

THE COMPANY

This summary highlights selected information from this prospectus and may not contain all of the information that is important to you in making an investment decision. Before investing in our securities, you should carefully read (i) this entire prospectus, including the sections of this prospectus entitled “Risk Factors”, “Cautionary Statement Regarding Forward-Looking Statements”, (ii) the section entitled “Risk Factors” in our most recent annual report on Form 10-K incorporated by reference herein (together with any material changes thereto contained in subsequently filed quarterly reports on Form 10-Q, current reports on Form 8-K or other documents that we file with the SEC, which are incorporated herein by reference as described under the heading “Where You Can Find Additional Information”), (iii) our consolidated financial statements and the related notes incorporated by reference in this prospectus and (iv) all other information included or incorporated by reference in this prospectus.

Unless context otherwise requires, references in this prospectus to the “Matterport,” “Company,” “we,” “us” or “our” refer to the business of Matterport, Inc. and its consolidated subsidiaries.

Our Company

Matterport is leading the digitization and datafication of the built world. We believe the digital transformation of the built world will fundamentally change the way people interact with buildings and the physical spaces around them. Our Company’s website is www.matterport.com. Since its founding in 2011, Matterport’s pioneering technology has set the standard for digitizing, accessing and managing buildings, spaces and places online. Our platform’s innovative software, spatial data-driven data science, and 3D capture technology have broken down the barriers that have kept the largest asset class in the world, buildings and physical spaces, offline and underutilized for many years. We believe the digitization and datafication of the built world will continue to unlock significant operational efficiencies and property values, and that Matterport is the platform to lead this enormous global transformation.

The world is rapidly moving from offline to online. Digital transformation has made a powerful and lasting impact across every business and industry today. Nevertheless, the global building stock remains largely offline today, and we estimate that less than 0.1% is penetrated by digital transformation. We were among the first to recognize the increasing need for digitization of the built world and the power of spatial data, the unique details underlying buildings and spaces, in facilitating the understanding of buildings and spaces. With approximately 8.7 million spaces under management as of September 30, 2022, we are continuing to penetrate the estimated $327 trillion global building stock and expand our footprint across various end markets, including residential and commercial real estate, facilities management, retail, architecture, engineering and construction, insurance and repair, and travel and hospitality. We estimate our total addressable market to be more than four billion buildings and 20 billion spaces globally, yielding a more than $240 billion market opportunity.

We believe the total addressable market for the digitization and datafication of the built world could expand beyond $1 trillion as our spatial data platform continues to grow, powered by the following:

•

Bringing offline buildings online: Traditionally, our customers needed to conduct site visits in-person to understand and assess their buildings and spaces. With the AI-powered capabilities of Cortex, our proprietary AI software engine, the world’s building stock can move from offline to online and be accessible to our customers real-time and on demand from anywhere.

•

Driven by spatial data: Cortex uses the breadth of the billions of data points we have accumulated over the years to improve the 3D accuracy of our digital twins. Our sophisticated algorithms also deliver significant commercial value to our subscribers by generating data-based insights that allow them to confidently make assessments and decisions about their properties. With approximately 8.7 million spaces under management as of September 30, 2022, our spatial data library is the clearinghouse for information about the built world.

•

Powered by AI and ML: Artificial intelligence (“AI”) and machine learning (“ML”) technologies effectively utilize spatial data to create a robust virtual experience that is dynamic, realistic, interactive, informative and permits multiple viewing angles. AI and ML also make costly cameras unnecessary for everyday scans-subscribers can now scan their spaces by simply tapping a button on their smartphones. As a result, Matterport is a device agnostic platform, helping us more rapidly scale and drive towards our mission of digitizing and indexing the built world.

We believe that Matterport has tremendous growth potential ahead. After securing market-leading positions in a variety of geographies and vertical markets, we have demonstrated our repeatable value proposition and the ability of our sales growth model to scale. The magnitude of our total addressable market is so large that even with leading market share, we believe our penetration rates today are a small fraction of the opportunity for Matterport. With a mature and tested go-to-market playbook and team in place, we are focused on scaling execution across a carefully selected set of growth vectors, including: scaling the enterprise across industry verticals, expanding internationally, investing in R&D, and expanding partner integrations and third-party developer platforms.

Corporate Information

We were incorporated under the name “Gores Holdings VI, Inc.” on June 29, 2020 under the laws of Delaware as a blank check company formed for purposes of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. On July 22, 2021, we changed our name to “Matterport, Inc.” in connection with the Merger.

The mailing address of Matterport’s principal executive office is 352 East Java Drive, Sunnyvale, California 94089 and its telephone number is (650) 641-2241.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks and uncertainties incorporated by reference to our most recent Annual Report on Form 10-K, any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in any applicable prospectus supplement and any applicable free writing prospectus before acquiring any of such securities. This prospectus also contains forward-looking statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements.” Our actual results could differ materially and adversely from those anticipated in these forward-looking statements.

USE OF PROCEEDS

All of the shares of common stock and warrants offered by the Selling Securityholders pursuant to this prospectus will be sold by them for their respective accounts. We will not receive any of the proceeds from these sales.

Assuming the exercise of all of the warrants offered by the Selling Securityholders pursuant to this prospectus for cash, we will receive an aggregate of approximately $19.6 million, but will not receive any proceeds from the sale of the shares of common stock issuable upon such exercise. We expect to use the net proceeds from the exercise of the warrants, if any, for general corporate purposes. We will have broad discretion over the use of any proceeds from the exercise of the warrants. There is no assurance that the holders of the warrants will elect to exercise for cash any or all of such warrants. To the extent that any warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the warrants will decrease.

The Selling Securityholders will pay any underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses incurred by such Selling Securityholders in disposing of their shares of common stock and warrants, and we will bear all other costs, fees and expenses incurred in effecting the registration of such securities covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accountants.

SELLING SECURITYHOLDERS

This prospectus relates to:

•	the resale of 89,156,827 shares of common stock issued to certain of the Selling Securityholders in connection with the consummation of the Merger by certain of the Selling Securityholders; and

•	the resale of up to 1,707,886 outstanding warrants originally issued in a private placement concurrent with the initial public offering of the Company.

The Selling Securityholders may from time to time offer and sell any or all of the shares of common stock and warrants set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the table below, the holders of shares of common stock reserved for issuance upon the exercise of options to purchase common stock and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Securityholders’ interest in the common stock or warrants other than through a public sale.

The following table is prepared based on information provided to us by the Selling Securityholders. The following table sets forth, as of a time immediately prior to the sale of the securities in this offering as originally presented in the Registration Statement, the names of the Selling Securityholders, and the aggregate number of shares of common stock and warrants that the Selling Securityholders may offer pursuant to this prospectus.

	Before the Offering				After the Offering
Name of Selling Security holders	Number of Shares of Common Stock	Number of Warrants	Number of Shares of Common Stock Being Offered(1)	Number of Warrants Being Offered(2)	Number of Shares of Common Stock	Percentage of Outstanding Shares of Common Stock	Number of Warrants	Percentage of Outstanding Warrants
2016 Evan D. Metropoulos Trust(3)	200,000	—	200,000	—	—	—	—	—
C. Dean Metropoulos 2015 Delaware Trust(3)	100,000	—	100,000	—	—	—	—	—
2016 J. Daren Metropoulos Trust(3)	200,000	—	200,000	—	—	—	—	—
Tiger Global Investments, L.P.(3)	3,600,000	—	3,600,000	—	—	—	—	—
AEG Holdings, LLC(4)	4,529,646	1,691,000	4,529,646	1,691,000	—	—	—	—
Justin Wilson(3)	1,006,286	—	1,006,286	—	—	—	—	—
Andrew McBride(3)(6)	43,564	—	43,564	—	—	—	—	—
Mark Stone(3)(5)	441,128	—	441,128	—	—	—	—	—
Mag & Co fbo Fidelity Securities Fund: Fidelity Small Cap Growth Fund(3)(7)	56,700	—	56,700	—	—	—	—	—
ISLANDMOORING & CO FBO Fidelity Capital Trust: Fidelity Flex Small Cap Fund—Small Cap Growth Subportfolio(3)(7)	500	—	500	—	—	—	—	—
Powhatan & Co., LLC fbo Fidelity Securities Fund: Fidelity Small Cap Growth K6 Fund(3)(7)	12,700	—	12,700	—	—	—	—	—
Randall Bort(8)	25,000	—	25,000	—	—	—	—	—
Nancy Tellem(8)	40,000	—	40,000	—	—	—	—	—
Elizabeth Marcellino(8)	25,000	—	25,000	—	—	—	—	—

	Before the Offering				After the Offering
Name of Selling Security holders	Number of Shares of Common Stock	Number of Warrants	Number of Shares of Common Stock Being Offered(1)	Number of Warrants Being Offered(2)	Number of Shares of Common Stock	Percentage of Outstanding Shares of Common Stock	Number of Warrants	Percentage of Outstanding Warrants
DCM VI, L.P.(9)	22,062,456	—	19,858,056	—	2,204,400	*	—	—
David Gausebeck	11,882,022	—	10,504,164	—	1,377,858	—	—	—
iGlobe Platinum Fund III Limited	2,477,582	—	2,477,582	—	—	—	—	—
iGlobe Platinum Fund II Pte Ltd	1,744,815	—	1,547,815		170,000	*	—	—
iGlobe Treasury Management Pte Ltd.	2,139,850	—	2,139,850	—	—	—	—	—
Lux Co-Invest Opportunities, L.P.(10)	5,806,341	—	5,067,412	—	738,929	*	—	—
Lux Ventures Cayman III, L.P.(10)	719,947	—	627,126	—	92,821	*	—	—
Lux Ventures III, L.P.(10)	15,174,620	—	13,218,189	—	1,956,431	*	—	—
Lux Ventures III Special Founders Fund, L.P.(10)	7,466	—	6,483	—	983	*	—	—
Matthew Tschudy Bell, as Trustee of the Matt Bell Living Trust Dated April 2, 2021	7,320,307	—	6,363,125	—	957,182	*	—	—
Helen Lurie	245,885	—	187,958	—	57,927	*	—	—
The Bryn Mawr Trust Company of Delaware, trustee of the Bell Family 2021 Gift Trust, dated May 11, 2021	500,071	—	428,795	—	71,276	*	—	—
The Bryn Mawr Trust Company of Delaware, trustee of the Bell-Lurie Family 2021 Gift Trust, dated May 11, 2021	498,798	—	4,217,522	—	71,276	*	—	—
Navitas Capital Co-Invest II-B, L.P	1,101,044	—	991,032	—	110,012	*	—	—
Navitas Capital Co-Invest II-D, LP	275,261	—	247,758	—	27,053	*	—	—
Navitas Capital I, LP	1,049,347	—	860,570	—	188,777	*	—	—
Navitas Capital II, LP	1,101,145	—	991,123	—	110,022	*	—	—
Navitas Capital II-A, LP	130,934	—	117,852	—	13,082	*	—	—
Navitas Capital II-D, LP	616,041	—	554,488	—	61,553	*	—	—
QUALCOMM Incorporated	7,646,988	—	7,646,988	—	1,944,112	*	—	—
Wafra Venture Master Fund V LLC	3,027,644	—	2,477,582	—	550,062	*	—	—
Additional Selling Securityholders(11)	1,939,813	16,886	1,939,813	16,886	—	—	—	—

*	Less than 1% based on the shares of Class A common stock outstanding as of December 7, 2022.

(1)

The amounts set forth in this column are the number of shares of common stock that may be offered by such Selling Securityholder using this prospectus. These amounts do not represent any other shares of our common stock that the Selling Securityholder may own beneficially or otherwise.

(2)

The amounts set forth in this column are the number of warrants that may be offered by such Selling Securityholder using this prospectus. These amounts do not represent any other warrants that the Selling Securityholder may own beneficially or otherwise.

(3)

These shares are being registered in accordance with the terms of a Subscription Agreement, dated as of February 7, 2021, by and between the Company and the Selling Securityholder. The shares were issued to the Selling Securityholder on July 22, 2021 in connection with the closing of the Transactions.

(4)

Represents 2,301,418 shares held of record by AEG Holdings, LLC (“AEG”) and 2,228,228 shares and 1,691,000 warrants held of record by Gores Sponsor VI LLC (“Sponsor”). Alec Gores is the managing member of AEG. AEG is the managing member of the Sponsor. As such, Alec Gores may be deemed to have beneficial ownership of the securities beneficially owned by AEG. Additionally, each of AEG and Alec Gores may be deemed to have beneficial ownership of the securities beneficially owned by the Sponsor. Voting and disposition decisions with respect to such securities are made by Alec Gores. Alec Gores disclaims beneficial ownership of these securities except to the extent of any pecuniary interest therein.

(5)	Mark Stone is the former Chief Executive Officer of GHVI.
(6)	Andrew McBride is the former Chief Financial Officer and Secretary of GHVI.
(7)

These accounts are managed by direct or indirect subsidiaries of FMR LLC. Abigail P. Johnson is a Director, the Chairman, the Chief Executive Officer and the President of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company (“FMR Co”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees.

(8)	The selling securityholder listed is a former director of GHVI.
(9)

Consists of shares of Class A common stock held by DCM VI, L.P. Jason Krikorian is a general partner at DCM, which is an affiliate of DCM VI, L.P. Mr. Krikorian disclaims beneficial ownership of all shares held by DCM VI, L.P. except to the extent of his pecuniary interest therein. The address of DCM VI, L.P. and Mr. Krikorian is 2420 Sand Hill Road, Suite 200, Menlo Park, CA 94025.

(10)

All holdings by entities associated with Lux Capital Management consist of (a) 15,174,620 shares of Class A common stock held by Lux Ventures III, L.P., (b) 5,806,341 shares of Class A common stock held by Lux Co-Invest Opportunities, L.P., (c) 719,947 shares of Class A common stock held by Lux Ventures Cayman III, L.P., and (d) 7,466 shares of Class A common stock held by Lux Ventures III Special Founders Fund, L.P. Lux Venture Partners III, LLC is the general partner of each of Lux Ventures III L.P. and Lux Ventures III Special Founders Fund, L.P. and exercises voting and dispositive power over the shares noted herein held thereby. Lux Co-Invest Partners, LLC is the general partner of Lux Co-Invest Opportunities, L.P. and exercises voting and dispositive power over the shares noted herein held by Lux Co-Invest Opportunities, L.P. Lux Ventures Cayman III General Partner Limited is the general partner of Lux Ventures Cayman III, L.P. and exercises voting and dispositive power over the shares noted herein held by Lux Ventures Cayman III, L.P. Peter He´bert and Josh Wolfe are the individual managing members of Lux Venture Partners III, LLC, Lux Co-Invest Partners, LLC and Lux Ventures Cayman III General Partner Limited. The individual managers, as the sole managers of Lux Venture Partners III, LLC, Lux Co-Invest Partners, LLC and Lux

Ventures Cayman III General Partner Limited, may be deemed to share voting and dispositive power for the shares noted herein held by Lux Ventures III, L.P., Lux Co-Invest Opportunities, L.P., Lux Ventures Cayman III, L.P. and Lux Ventures III Special Founders Fund, L.P. Each of Lux Venture Partners III, LLC, Lux Co-Invest Partners, LLC and Lux Ventures Cayman III General Partner Limited, and the individual managers separately disclaim beneficial ownership over the shares noted herein except to the extent of their pecuniary interest therein. The address for these entities and individuals is c/o Lux Capital Management, 920 Broadway, 11th Floor, New York, NY 10010.
(11)

The disclosure with respect to the remaining selling securityholders is being made on an aggregate basis, as opposed to an individual basis, because their aggregate holdings are less than 1% of the outstanding shares of our Class A common stock based on the number of shares of Class A common stock outstanding as of December 7, 2022.

The Selling Securityholders identified above may have sold, transferred or otherwise disposed of all or a portion of their securities after the date on which they provided us with information regarding the identity of, and the securities held by, each Selling Securityholder. Selling Securityholder information for each additional Selling Securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Securityholder’s shares pursuant to this prospectus. To the extent permitted by law, a prospectus supplement may add, update, substitute or change the information contained in this prospectus, including the identity of each Selling Securityholder and the number of shares of common stock or warrants registered on its behalf. A Selling Securityholder may sell or otherwise transfer all, some or none of such shares of common stock or warrants in this offering. See “Plan of Distribution.”

For information regarding transactions between us and the Selling Securityholders, see the section entitled “Certain Relationships and Related Transactions.”

DESCRIPTION OF OUR SECURITIES

The following description summarizes the most important terms of our capital stock. Because it is only a summary, it does not contain all of the information that may be important to you, and is qualified by reference to the Second Amended and Restated Certificate of Incorporation, the Amended and Restated Bylaws and the Amended and Restated Registration Rights Agreement, which are exhibits to the registration statement of which this prospectus is a part. We urge you to read each of the Second Amended and Restated Certificate of Incorporation, the Amended and Restated Bylaws and the Amended and Restated Registration Rights Agreement in their entirety for a complete description of the rights and preferences of our securities.

Authorized and Outstanding Stock

Matterport’s authorized capital stock consists of:

•	640,000,000 shares of Common Stock, $0.0001 par value per share; and

•	30,000,000 shares of undesignated preferred stock, $0.0001 par value per share (“Preferred Stock”).

Voting Rights

Except as otherwise required by law or the Second Amended and Restated Certificate, the holders of Common Stock exclusively possess all voting power. Holders of Common Stock are entitled to one vote per share on each matter properly submitted to a vote of stockholders. The holders of Common Stock will at all times vote together as one class on all matters submitted to a vote of stockholders, unless otherwise required by Delaware law or the Second Amended and Restated Certificate of Incorporation. Delaware law could require holders of shares of a class of capital stock to vote separately as a single class in the following circumstances:

•

if we were to seek to amend the Second Amended and Restated Certificate of Incorporation to increase or decrease the par value of a class of the capital stock, then that class would be required to vote separately to approve the proposed amendment; and

•

if we were to seek to amend the Second Amended and Restated Certificate of Incorporation in a manner that alters or changes the powers, preferences, or special rights of a class of capital stock in a manner that affected its holders adversely, then that class would be required to vote separately to approve the proposed amendment.

Election of Directors

The Second Amended and Restated Certificate of Incorporation provides for a classified board of directors that is divided into three classes with staggered three-year terms. Only the directors in one class are subject to election by a plurality of the votes cast at each annual meeting of stockholders, with the directors in the other classes continuing for the remainder of their respective three-year terms. The Second Amended and Restated Certificate of Incorporation does not provide for cumulative voting for the election of directors.

Dividend Rights

Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, the holders of Common Stock are entitled to receive dividends and other distributions (payable in cash, property or capital stock of Matterport) when, as and if declared by our board out of any assets or funds legally available and will share equally on a per share basis in such dividends and distributions.

No Preemptive or Similar Rights

Holders of Common Stock are not entitled to preemptive rights, and Common Stock is not subject to conversion, redemption or sinking fund provisions.

Liquidation, Dissolution and Winding Up

Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding-up, after payment or provision for payment of the debts and other liabilities of Matterport, the holders of Common Stock will be entitled to receive all the remaining assets of Matterport available for distribution to its stockholders, ratably in proportion to the number of shares of the Common Stock held by them.

Earn-Out Shares

Under the Merger Agreement, we are required to issue up to an aggregate of 23,460,000 Earn-Out Shares to the Matterport Stockholders and holders of Matterport Stock Options and Matterport RSUs if either (i) the daily volume weighted average price (based on such trading day) of one share of Common Stock exceeds certain thresholds for a period of at least 10 days out of 30 consecutive trading days, as adjusted, at any time during the five-year period beginning on the 180th day following the closing of the Mergers (the “Common Share Price”) or (ii) there is a change in control (as described in the Merger Agreement) in which the holders of Common Stock receive a per share price in respect of their Common Stock that is equal to or greater than any such Common Share Price threshold, in each case, at any time during the five-year period beginning on the date that is 180 days after the closing of the Merger.

We are required to issue the Earn-Out Shares as follows: (i) a one-time issuance of 3,910,000 shares if the Common Share Price is greater than $13.00; (ii) a one-time issuance of 3,910,000 shares if the Common Share Price is greater than $15.50; (iii) a one-time issuance of 3,910,000 shares if the Common Share Price is greater than $18.00; (iv) a one-time issuance of 3,910,000 shares if the Common Share Price is greater than $20.50; (v) a one-time issuance of 3,910,000 shares if the Common Share Price is greater than $23.00; and (vi) a one-time issuance of 3,910,000 shares if the Common Share Price is greater than $25.50.

On January 18, 2022, all six Earn-Out Triggering Events for issuing up to 23,460,000 Earn-out Shares occurred. A total of 21,493,509 Earn-out Shares were issued on February 1, 2022 after withholding some of these Earn-out Shares to cover tax withholding obligations. We recognized all the remaining $27.6 million unamortized stock-based compensation related to the Earn-out Shares during the nine months ended September 30, 2022, as both the Earn-Out Triggering event condition and the service condition was met. No further Earn-Out Shares remained contingently issuable thereafter.

Preferred Stock

Our board is authorized, subject to limitations prescribed by law, to issue Preferred Stock in one or more series and to establish such series from time to time. Our board is authorized to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our board is able, without stockholder approval, to issue Preferred Stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the Common Stock and could have anti-takeover effects. The ability our board to issue Preferred Stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of Matterport or the removal of existing management. There are no current plans to issue any shares of Preferred Stock.

Warrants

As part of the GHVI IPO on December 10, 2020, GHVI issued to third-party investors 30.0 million units, consisting of one share of Class A common stock of GHVI and one-fifth of one warrant, at a price of $10.00 per unit. Each whole warrant entitled the holder to purchase one share of GHVI’s Class A common stock at an exercise price of $11.50 per share (the “Public Warrants”). Simultaneously with the closing of the IPO, GHVI completed the private sale of 4,450,000 warrants to the Sponsor at a purchase price of $1.50 per warrant (the “Private Warrants”). Each Private Warrant allows the Sponsor to purchase one share of common stock at $11.50 per share.

As of September 30, 2022, there were no Public Warrants outstanding and 1,707,886 Private Warrants outstanding.

Public Warrants

Public Warrants to purchase shares of common stock were originally issued in connection with the IPO at an exercise price of $11.50 per share of common stock. On December 15, 2021, we announced the redemption of the Public Warrants. As a result of the ensuing exercises of the Public Warrants and the redemption of the remaining Public Warrants, the Company had no Public Warrants outstanding as of January 14, 2022. The Company received $104.5 million in cash proceeds from the exercise of the Public Warrants.

Private Placement Warrants

The Private Placement Warrants were not transferrable, assignable, or saleable until 30 days after the Closing (except, among other limited exceptions, to our officers and directors and other persons or entities affiliated with the Sponsor), and they are not redeemable by us so long as they are held by the Sponsor or its permitted transferees. Otherwise, the Private Placement Warrants have terms and provisions identical to those of the Public Warrants sold as part of the public units in the IPO, including as to exercise price, exercisability and exercise period. If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by us and exercisable by the holders on the same basis as the Public Warrants included in the public units sold in the IPO.

If holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their Private Placement Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Private Placement Warrants, multiplied by the difference between the exercise price of the Private Placement Warrants and the “Fair Market Value” (defined below), by (y) the Fair Market Value, so long as such Private Placement Warrants are held by the Sponsor or its permitted transferees. The “Fair Market Value” shall mean the average last sale price of the Common Stock for the ten (10) trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

Anti-Takeover Provisions

Some provisions of Delaware law, the Second Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws contain provisions that could make the following transactions more difficult: an acquisition of Matterport by means of a tender offer; an acquisition of Matterport by means of a proxy contest or otherwise; or the removal of incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in Matterport’s best interests, including transactions that provide for payment of a premium over the market price for Matterport’s shares.

These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of Matterport to first negotiate with our board. We believe that the benefits of the increased protection of Matterport’s potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure Matterport outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Delaware Law

Matterport is subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date on which the person became an interested stockholder unless:

•

prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, (i) shares owned by persons who are directors and also officers and (ii) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or subsequent to the date of the transaction, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction or series of transactions together resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board does not approve in advance. We also anticipate that Section 203 may also discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provisions

The Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of Matterport’s management team, including the following:

•

Board of Directors Vacancies. The Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws authorize only our board to fill vacant directorships, including newly created seats. In addition, the number of directors constituting our board is permitted to be set only by a resolution adopted by a majority vote of our board. These provisions prevent a stockholder from increasing the size of the board of directors of Matterport and then gaining control of our board by filling the resulting vacancies with its own nominees. This makes it more difficult to change the composition of our board but promotes continuity of management.

•

Classified Board. The Second Amended and Restated Certificate of Incorporation provides that our board is divided into three classes of directors. The existence of a classified board of directors could discourage a third-party from making a tender offer or otherwise attempting to obtain control of Matterport as it is more difficult and time consuming for stockholders to replace a majority of the directors on a classified board of directors.

•

Directors Removed Only for Cause. The Second Amended and Restated Certificate of Incorporation provides that stockholders may remove directors only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.

•

Supermajority Requirements for Amendments of The Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws. The Second Amended and Restated Certificate of Incorporation further provides that the affirmative vote of holders of at least two thirds of the voting power of the outstanding shares of capital stock is required to amend certain provisions of the Second Amended and Restated Certificate of Incorporation, including provisions relating to the classified board, the size of the board, removal of directors, special meetings, actions by written consent, and designation of Preferred Stock. The affirmative vote of holders of at least a majority of the voting power of all outstanding shares of capital stock entitled to vote in the election of directors, voting together as a single class, is required for the stockholders to adopt, amend, alter or repeal the Amended and Restated Bylaws, although the Amended and Restated Bylaws may be amended by a majority vote of our board.

•

Stockholder Action; Special Meeting of Stockholders. The Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that subject to the rights of the holders of any outstanding series of Preferred Stock and the requirements of applicable law, special meetings of stockholders, for any purpose or purposes, may be called only by the chairman of our board, the chief executive officer or our board pursuant to a resolution adopted by a majority of our board, and may not be called by any other person, thus prohibiting a stockholder from calling a special meeting. The Second Amended and Restated Certificate of Incorporation provide that the stockholders may not take action by written consent, but may only take action at a duly called annual or special meetings of stockholders. As a result, holders of capital stock would not be able to amend the Amended and Restated Bylaws or remove directors without holding a meeting of stockholders called in accordance with the Amended and Restated Bylaws. These provisions might delay the ability of stockholders to force consideration of a proposal or for stockholders to take any action, including the removal of directors.

•

Notice Requirements for Stockholder Proposals and Director Nominations. The Amended and Restated Bylaws provide advance notice procedures for stockholders seeking to bring business before the annual meeting of stockholders or to nominate candidates for election as directors at the annual meeting of stockholders. The Amended and Restated Bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude stockholders from bringing matters before the annual meeting of stockholders or from making nominations for directors at the annual meeting of stockholders if the proper procedures are not followed. These provisions might also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of Matterport.

•

No Cumulative Voting. The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. The Second Amended and Restated Certificate of Incorporation does not provide for cumulative voting.

•

Issuance of Undesignated Preferred Stock. Our board has the authority, without further action by the stockholders, to issue up to 30,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by Matterport board. The existence of authorized but unissued shares of Preferred Stock enables our board to render more difficult or to discourage an attempt to obtain control of Matterport by means of a merger, tender offer, proxy contest, or other means.

•

Choice of Forum. The Amended and Restated Bylaws provide that unless Matterport consents in writing to the selection of an alternative forum, the Court of Chancery is the sole and exclusive forum for any stockholder (including a beneficial owner) to bring: (1) any derivative action or proceeding brought on behalf of Matterport; (2) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Matterport or Matterport’s stockholders; (3) any action asserting a claim against Matterport, its directors, officers or employees arising pursuant to any provision of the DGCL, the Second Amended and Restated Certificate of Incorporation or the Amended and Restated Bylaws; or (4) any action asserting a claim against Matterport, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (1) through (4) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. Unless Matterport consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States is the exclusive forum for resolving any complaint asserting a cause of action arising under the federal securities laws of the United States against Matterport, its officers, directors, employees and/or underwriters.

While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions. In such instance, we would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of the Amended and Restated Bylaws. This may require significant additional costs associated with resolving such action in other jurisdictions and there can be no assurance that the provisions will be enforced by a court in those other jurisdictions.

SECURITIES ACT RESTRICTIONS ON RESALE OF OUR SECURITIES

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted shares of our common stock or warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been our affiliate at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as Matterport, Inc. was required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our common stock or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of our common stock then outstanding; or

•	the average weekly reported trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result of the consummation of the Merger, we are no longer a shell company. Additionally, certain of the conditions set forth in the exceptions listed above are satisfied as a result of the passage of time and our timely filing of all Exchange Act reports. Accordingly, Rule 144 is available for the resale of the above noted restricted securities so long as we continue to file required Exchange Act reports and materials on a timely basis.

PLAN OF DISTRIBUTION

The Selling Securityholders, which as used herein includes donees, pledgees, transferees, distributees or other successors-in-interest selling shares of our common stock or warrants or interests in our common stock or warrants received after the date of this prospectus from the Selling Securityholders as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer, distribute or otherwise dispose of certain of their shares of common stock or warrants or interests in our common stock or warrants on any stock exchange, market or trading facility on which shares of our common stock or warrants, as applicable, are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Securityholders may use any one or more of the following methods when disposing of their shares of common stock or warrants or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	one or more underwritten offerings on a firm commitment or best efforts basis;

•

block trades in which the broker-dealer will attempt to sell the shares of common stock or warrants as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its accounts;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	distributions or transfers to their members, partners or shareholders;

•	short sales effected after the date of the registration statement of which this prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	in market transactions, including transactions on a national securities exchange or quotations service or over-the-counter market;

•

through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans

•	directly to one or more purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

•

in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	through agents;

•	through broker-dealers who may agree with the Selling Securityholders to sell a specified number of such shares of common stock or warrants at a stipulated price per share or warrant;

•

by entering into transactions with third parties who may (or may cause others to) issue securities convertible or exchangeable into, or the return of which is derived in whole or in part from the value of, our shares of common stock; and

•	a combination of any such methods of sale or any other method permitted pursuant to applicable law.

The Selling Securityholders may, from time to time, pledge or grant a security interest in some shares of our common stock or warrants owned by them and, if a Selling Securityholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell such shares of common stock or warrants, as applicable, from time to time, under this prospectus, or under an amendment or supplement to this prospectus amending the list of the Selling Securityholders to include the pledgee, transferee or other successors in interest as the Selling Securityholders under this prospectus. The Selling Securityholders also may transfer shares of our common stock or warrants in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of shares of our common stock or warrants or interests therein, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our common stock or warrants in the course of hedging the positions they assume. The Selling Securityholders may also sell shares of our common stock or warrants short and deliver these securities to close out their short positions, or loan or pledge shares of our common stock or warrants to broker-dealers that in turn may sell these securities. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities that require the delivery to such broker-dealer or other financial institution of shares of our common stock or warrants offered by this prospectus, which shares or warrants such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the Selling Securityholders from the sale of shares of our common stock or warrants offered by them will be the purchase price of such shares of our common stock or warrants less discounts or commissions, if any. The Selling Securityholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of share of our common stock or warrants to be made directly or through agents. We will not receive any of the proceeds from any offering by the Selling Securityholders.

There can be no assurance that the Selling Securityholders will sell all or any of the shares of our common stock or warrants offered by this prospectus. The Selling Securityholders also may in the future resell a portion of our common stock or warrants in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule, or pursuant to other available exemptions from the registration requirements of the Securities Act.

The Selling Securityholders and any underwriters, broker-dealers or agents that participate in the sale of shares of our common stock or warrants or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of shares of our common stock or warrants may be underwriting discounts and commissions under the Securities Act. If any Selling Securityholder is an “underwriter” within the meaning of Section 2(11) of the Securities Act, then the Selling Securityholder will be subject to the prospectus delivery requirements of the Securities Act. Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with us and the Selling Securityholders, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.

To the extent required, our common stock or warrants to be sold, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable discounts, commissions, concessions or other compensation with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

To facilitate the offering of shares of our common stock and warrants offered by the Selling Securityholders, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock or warrants. This may include over-allotments or short sales, which involve the sale by persons participating in the offering of more shares of common stock or warrants than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of our common stock or warrants by bidding for or purchasing shares of common stock or warrants in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if shares of common stock or warrants sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of our common stock or warrants at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

The Selling Securityholders may solicit offers to purchase shares of our common stock or warrants directly from, and they may sell such shares of our common stock or warrants directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement to the extent required.

It is possible that one or more underwriters may make a market in our shares of our common stock or warrants, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our shares of our common stock or warrants.

Our common stock is listed on Nasdaq under the symbol “MTTR”.

The Selling Securityholders may authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase shares of our common stock or warrants at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or the Selling Securityholders pay for solicitation of these contracts. The underwriters, broker-dealers and agents may engage in transactions with us or the Selling Securityholders, or perform services for us or the Selling Securityholders, in the ordinary course of business.

Under the Registration Rights Agreement, we have agreed to indemnify the Selling Securityholders party thereto against certain liabilities that they may incur in connection with the sale of the securities registered hereunder, including liabilities under the Securities Act, and to contribute to payments that the Selling Securityholders may be required to make with respect thereto. In addition, we and the Selling Securityholders may agree to indemnify any underwriter, broker-dealer or agent against certain liabilities related to the selling of the securities, including liabilities arising under the Securities Act.

We have agreed to maintain the effectiveness of this registration statement until all such securities have been sold under this registration statement or Rule 144 under the Securities Act or are no longer outstanding. We have agreed to pay all expenses in connection with this offering, other than underwriting commissions and discounts, brokerage fees, underwriter marketing costs, and certain legal expenses. The Selling Securityholders will pay any underwriting commissions and discounts, brokerage fees, underwriter marketing costs, and certain legal expenses relating to the offering.

Selling Securityholders may use this prospectus in connection with resales of shares of our common stock and warrants. This prospectus and any accompanying prospectus supplement will identify the Selling Securityholders, the terms of our common stock or warrants and any material relationships between us and the Selling Securityholders. Selling Securityholders may be deemed to be underwriters under the Securities Act in connection with shares of our common stock or warrants they resell and any profits on the sales may be deemed to be underwriting discounts and commissions under the Securities Act. Unless otherwise set forth in a prospectus supplement, the Selling Securityholders will receive all the net proceeds from the resale of shares of our common stock or warrants.

A Selling Securityholder that is an entity may elect to make an in-kind distribution of common stock or warrants to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus. To the extent that such members, partners or shareholders are not affiliates of ours, such members, partners or shareholders would thereby receive freely tradable shares of common stock or warrants pursuant to the distribution through a registration statement.

We are required to pay all fees and expenses incident to the registration of shares of our common stock and warrants to be offered and sold pursuant to this prospectus.

LEGAL MATTERS

Latham & Watkins LLP, Houston, Texas has passed upon the validity of the securities of Matterport, Inc. offered by this prospectus and certain other legal matters related to this prospectus. Foley & Lardner LLP is serving as counsel to the Company with regard to certain other securities matters relating to the offering of securities hereunder.

EXPERTS

The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2021 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public on the internet at a website maintained by the SEC located at http://www.sec.gov. Those filings are also available to the public on, or accessible through, our website under the heading “Investor Relations” at www.matterport.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

We have filed a post-effective amendment on Form S-3, including exhibits, to our registration statement on Form S-1 under the Securities Act with respect to the securities offered by this prospectus. This prospectus is a part of the post-effective amendment, but does not contain all of the information included in the post-effective amendment or the exhibits thereto. You should refer to the registration statement, including its amendments, supplements, exhibits and schedules, for further information about us and our securities. Statements contained in this prospectus as to the contents of any contract or document are not necessarily complete and, if the contract or document is filed as an exhibit to a registration statement, is qualified in all respects by reference to the relevant exhibit.

The SEC allows issuers to “incorporate by reference” the information filed with it, which means that we can disclose important information to you by referring you to those documents. The information that we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K (unless otherwise indicated therein), including any exhibits included with such Items, until the termination of the offering under this prospectus. The following documents are incorporated herein by reference:

1.	our Annual Report on Form 10-K for the year ended December 31, 2021 (filed as of March 18, 2022 and amended as of May 18, 2022);

2.	our Quarterly Report on Form 10-Q for the quarters ended March 31, 2022 (filed May 12, 2022), June 30, 2022 (filed August 11, 2022) and September 30, 2022 (filed November 10, 2022);

3.	our Current Reports on Form 8-K filed on January 7, 2022, January 18, 2022, February 1, 2022, July 7, 2022, July 11, 2022 and December 16, 2022; and

4.	our description of the Company’s securities contained in the Company’s Registration Statement on Form 8-A, filed by our predecessor Gores Holdings VI, Inc. on December 10, 2020.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any document incorporated by reference into this prospectus (other than exhibits to any such document not specifically described above) by oral request or by written request at the following address:

Matterport, Inc.

352 East Java Drive

Sunnyvale, California, 94089

(408) 290-9771

Attention: James D. Fay

You should rely only on the information contained or incorporated by reference in this prospectus and in any supplement hereto. We have not authorized any person, including any salesperson or broker, to provide information other than that provided in this prospectus and in any supplement hereto. We have not authorized anyone to provide you with different information. We are not making an offer of the securities in any jurisdiction where the offer is not permitted. You should assume that the information in this prospectus and in any supplement hereto is accurate only as of the date on its cover page and that any information incorporated herein by reference is accurate only as of the date of the document incorporated by reference.